Exhibit 99.a                                                         Page 4 of 5

                    RONSON RELEASES PRESIDENT'S REVIEW LETTER
                           FROM ITS 2005 ANNUAL REPORT

Somerset, N.J., May 17, 2006 - Ronson Corporation (NASDAQ Capital Market RONC). Ronson Corporation (the "Company") today released the May 12th letter from its 2005 Annual Report by Louis V. Aronson II, President and C.E.O. The Company's shareholders are expected to receive the Ronson Corporation 2005 Annual Report early next month. The President's Review is as follows:

                                                                    May 12, 2006

Dear Shareholder:

Last year's fourth quarter was profitable, but was not sufficient to offset a nonrecurring one-time loss on the sale in September 2005 of Ronson Aviation, Inc.'s (Ronson Aviation's) charter business and Citation II jet. Without this sizable $591,000 nonrecurring loss in last year's third quarter, Ronson would have shown a profit for the year 2005.

In the first quarter of 2006, the Company's Net Sales increased by 14% as compared to the first quarter of 2005 due to increases at Ronson Consumer Products Corporation (RCPC) and Ronson Aviation. The Company reported profitable Net Earnings in the first quarter 2006, a reversal of last year's Net Loss for the quarter. First quarter 2006 Earnings from Operations increased to $290,000 compared with $34,000 in 2005.

In February 2006, I reported that the Company's sales and earnings should significantly improve in 2006. I reaffirm this report and we are on track by experiencing a large, positive swing in sales and profits in the first half of 2006, in contrast with the first half of 2005.

The December 2005 order from China, of which you were advised in my February 27th letter, was for the sale of our Ronsonol and Multi-Fill butane fuel. This order amounted to $957,000. The sale and profit contribution were recorded in April, 2006 and not in this year's first quarter. These will be included in Ronson's second quarter 2006 results. We endeavor to pursue the sizable China market for all Ronson products.

Distribution of new Ronson products in the United States and Canada are increasing. These products include the new Ronson Tech Torch, Aero Torch and the new Jet Lite butane torch lighter. Since the beginning of this year, the Jet Lite has been accepted and is being sold by Wal-Mart in its 2,800 stores throughout the country and, more recently, Canada. Earlier this year, Ace Hardware accepted the Tech Torch and Aero Torch for warehousing and making these products available for sale in its 4,800 nationwide stores. Also this year, CVS, a national retail chain of 5,100 stores, has ordered our Jet Lite and Comet refillable butane lighters. Shipments of these products to CVS started in April of this year.

I previously advised that we are developing a Ronson butane candle. The development of and tooling for the two-piece Stardust butane candle set is completed. The Stardust candle represents our ability to create new consumer products, not related to tobacco, that will utilize our widely distributed Ronson Multi-Fill butane fuel. The candle set is expected to reach the market the latter part of this year, following its planned introduction in September.

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The catalysts that are driving the improvement in sales and earnings during 2006 and beyond are new products and expanding distribution.

Previously we announced plans to construct an additional hangar/office complex at Ronson Aviation located at Trenton-Mercer Airport. Construction started this month following the completion of architectural and engineering plans. The new 19,200 sq. ft. complex complements Ronson Aviation's existing facility. The new complex consists of a 17,500 sq. ft. hangar and an adjoining 1,700 sq. ft. shop/office. It is scheduled to be ready for occupancy in the second quarter of 2007. It will be large enough to house a GulfStream V corporate jet and other aircraft. It will provide Ronson Aviation with growth opportunities in fuel sales and service. Ronson Aviation, as a full-service fixed base operator (FBO), with its favorable location in the New Jersey/New York/Philadelphia metropolitan area, has long term growth opportunities.

The Company is engaged in discussions with financial institutions and expects to replace its current primary lender prior to July 1, 2006. The contemplated new agreement will extend the expiration date of the present mortgage at RCPC by replacing it with a new mortgage, thereby improving the Company's working capital by about $1,700,000, resulting from the conversion of existing short-term debt to long-term debt.

The Company's Board of Directors on February 23, 2006, declared a 5% common stock dividend on the Company's outstanding Common Stock. The 5% stock dividend was payable on April 17, 2006. This is the fifth consecutive yearly 5% common stock dividend.

We are mindful of adverse factors, whether they be increased costs associated with the rising price of oil used in certain Ronson products, or litigation related to a dissident shareholder causing disruptive, costly and time-consuming distractions. Our short and long-term plans are working.

                                          Sincerely,


                                          Louis V. Aronson II
                                          President and Chief Executive Officer


This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300